PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 1997)

                Morgan Stanley, Dean Witter, Discover & Co.

                              DEBT SECURITIES
                                 WARRANTS
                              PREFERRED STOCK
                            PURCHASE CONTRACTS
                                   UNITS

                               ------------

               As of May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). Dean Witter Discover continued as the successor corporation and changed its name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company").

               Prior to the Merger, Morgan Stanley issued from time to time debt securities in registered form without coupons or in bearer form with or without coupons attached (the "Debt Securities") pursuant to (i) a Senior Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Senior Indenture dated as of May 15, 1991 and a Second Supplemental Senior Indenture dated as of April 15, 1996, between Morgan Stanley and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee and (ii) a Subordinated Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Subordinated Indenture dated as of May 15, 1991 and a Second Supplemental Subordinated Indenture dated as of April 15, 1996, between Morgan Stanley and The First National Bank of Chicago, as Trustee. In connection with the Merger, the Company entered into a Third Supplemental Senior Indenture and a Third Supplemental Subordinated Indenture, each dated as of June 1, 1997, pursuant to which the Company assumed all of Morgan Stanley's obligations in connection with the outstanding Debt Securities and pursuant to which it intends to issue additional Debt Securities from time to time.

               Prior to the Merger, Morgan Stanley also issued from time to time one or more series of its preferred stock, no par value ("Morgan Stanley Preferred Stock"). In connection with the Merger, each outstanding share of Morgan Stanley Preferred Stock was converted into the right to receive one fully-paid and nonassessable share of a corresponding new series of the Company's preferred stock having terms that are identical to the Morgan Stanley Preferred Stock so converted, except that the issuer thereof is the Company and the par value thereof is $.01 per share (the "Preferred Stock"). The Debt Securities and the Preferred Stock are each "Securities," as further described in the accompanying Prospectuses and Prospectus Supplements.

               Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Dean Witter Reynolds Inc. ("DWR") and Dean Witter International Ltd. ("DWIL") are wholly owned subsidiaries of the Company. This Prospectus Supplement and (i) the accompanying Prospectus of Morgan Stanley setting forth the general terms of the Securities, (ii) the accompanying Prospectus Supplement of Morgan Stanley and, in the case of any Debt Securities that are Medium-Term Notes, the accompanying Pricing Supplement of Morgan Stanley, setting forth the specific terms of the Securities and (iii) the accompanying Prospectus of the Company and, in the case of any Debt Securities that are Medium-Term Notes, Series D or Series E ("Euro Medium-Term Notes"), the accompanying Prospectus Supplement of the Company, setting forth information about the Company, may be used by MS & Co., MSIL, DWR and DWIL, and other affiliates of the Company to offer and sell previously issued Securities in connection with market-making transactions in the course of their businesses as broker-dealers. Sales of the Securities, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. MS&Co., MSIL, DWR, DWIL and such other affiliates may act as a principal or agent in such transactions. None of MS&Co., MSIL, DWR, DWIL or any such other affiliates are obligated to make a market and may discontinue any market-making activities at any time without notice.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
     OR THE ACCOMPANYING PROSPECTUSES AND PROSPECTUS SUPPLEMENTS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        Morgan Stanley Dean Witter

June 2, 1997